EXHIBIT 99.1
                                                                   ------------

THE STOCK EXCHANGE OF HONG KONG LIMITED TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS ANNOUNCEMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS, AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS ANNOUNCEMENT.

TO THE EXTENT THE OFFERS REFERRED TO IN THIS ANNOUNCEMENT ARE BEING MADE INTO THE UNITED STATES, THEY ARE BEING MADE DIRECTLY BY THE OFFEROR. REFERENCES IN THIS ANNOUNCEMENT TO OFFERS BEING MADE BY MORGAN STANLEY ON BEHALF OF THE OFFEROR SHOULD BE CONSTRUED ACCORDINGLY.

                                                     [GRAPHIC OMITTED]
           MODERNDAY LIMITED*                          ASIA SATELLITE
   (*undergoing a change of name to         TELECOMMUNICATIONS HOLDINGS LIMITED
       ASIACO ACQUISITION LTD.)
 (INCORPORATED IN THE BRITISH VIRGIN              (INCORPORATED IN BERMUDA
ISLANDS  WITH LIMITED LIABILITY WITH               WITH LIMITED LIABILITY)
       REGISTERED NUMBER 1373477)                     (STOCK CODE: 1135)

                               JOINT ANNOUNCEMENT

                           PROPOSED PRIVATISATION OF
               ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED
                             BY MODERNDAY LIMITED*
                       BY WAY OF A SCHEME OF ARRANGEMENT
                UNDER SECTION 99 OF THE COMPANIES ACT OF BERMUDA

                                      AND

                 POSSIBLE UNCONDITIONAL MANDATORY GENERAL OFFER
             FOR ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED
                             BY MODERNDAY LIMITED*

                                      AND

                       RESUMPTION OF TRADING IN SHARES OF
              ASIA SATELLITE TELECOMMUNICATIONS HOLDINGS LIMITED

                    FINANCIAL ADVISER TO MODERNDAY LIMITED*
                    MORGAN STANLEY DEAN WITTER ASIA LIMITED

                               [GRAPHIC OMITTED]
                            [LOGO - MORGAN STANLEY]

===============================================================================
 The Offeror and AsiaSat jointly announce the proposed privatisation of AsiaSat by way of a scheme of arrangement under section 99 of the Companies Act.

 On 13 February 2007, the Offeror requested the Board to put forward the Share Proposal to the Scheme Shareholders for a proposed privatisation of the Company by way of a scheme of arrangement under Section 99 of the Companies Act. The Offeror is jointly owned by Able Star (a subsidiary of CITIC Group) and GE Equity. The Board has reviewed the Share Proposal and has agreed to put it forward to the Scheme Shareholders. In addition to the Offeror's obligations under Rule 2.3 of the Takeovers Code, the direct expenses incurred by AsiaSat in connection with the Scheme of up to a capped amount will be borne by the Offeror in the event the Proposals do not become unconditional for any reason.

 Pursuant to the Share Proposal, all Scheme Shares (including all Scheme Shares underlying ADSs) will be cancelled in exchange for the Share Offer Price of HK$18.30 in cash for each Scheme Share. Each ADS represents ten Scheme Shares and, accordingly, ADS Holders will receive ten times the Share Offer Price of HK$18.30 per ADS in cash, which represents US$23.42 in cash at the Exchange Rate in effect on the Latest Practicable Date which will be paid to ADS Holders under the ADS Deposit Agreement upon surrender of the ADSs (net of fees and expenses). As at the Latest Practicable Date, the Scheme Shareholders were interested in 121,360,500 AsiaSat Shares, representing approximately 31.1 per cent. of the issued share capital of the Company.

 The Share Offer Price represents a premium of approximately 30.7 per cent. over the closing price on the Pre-Suspension Date of HK$14.00 per AsiaSat Share, a premium of 29.8 per cent. over the closing price of HK$14.10 per AsiaSat Share on the Suspension Date, a premium of approximately 32.2 per cent. over the 30-day Average Pre-announcement Price of HK$13.84 per AsiaSat Share, and a premium of 22.0 per cent. over the highest price of AsiaSat Shares in the past year.

 In parallel with and separate from the Share Proposal, the Offeror will make the Option Proposal to purchase the Outstanding Options, for cancellation in exchange for HK$0.82 in cash for each Outstanding B Option and HK$3.95 in cash for each Outstanding C Option, subject to and conditional upon the Scheme becoming effective.

 As at the Latest Practicable Date, save and except for the Options, there were no outstanding options, warrants, derivatives or other securities issued by AsiaSat that carried a right to subscribe for or which were convertible into AsiaSat Shares.

 The total amount of cash required for the Proposals based on the Share Offer Price is approximately HK$2,235 million, assuming there is no change to the issued share capital of AsiaSat or the number of Options as at the Latest Practicable Date. The Proposals will be financed from the existing resources of CITIC Group and GE Equity. The Offeror's financial adviser, Morgan Stanley, is satisfied that sufficient financial resources are and will be available to the Offeror for the implementation in full of the Proposals.

 The listing of AsiaSat Shares on the Stock Exchange and the listing of the ADSs on the NYSE will be withdrawn if the Scheme becomes effective. The Scheme is conditional upon the fulfilment or waiver, as applicable, of the conditions described in the section entitled "Conditions of the Proposals" below. All conditions will have to be fulfilled or waived, as applicable, on or before 30 June 2007, (or such later date as the Offeror and the Company may decide or as the Supreme Court may direct and as may be permitted by the Takeovers Code), otherwise the Scheme will lapse.

 One of the conditions to the Scheme becoming effective is the completion of the Exchange Transaction. The Executive is of the view that the Exchange Transaction would, on completion, result in the formation of a new concert group which has statutory control of AsiaSat, thereby triggering a mandatory general offer obligation. Although Able Star and GE Equity do not agree with this view, Able Star and GE Equity would be prepared, in the event the Transfer is completed, to make the Possible MGO Offers.

 If the Possible MGO Share Offer is made, it will be at the Possible MGO Share Offer Price. The Possible MGO Share Offer Price is HK$16.00 compared to the Share Offer Price of HK$18.30.

 It is envisaged that when the Transfer is completed and all the other conditions to the Proposals are either satisfied or waived, the Scheme will become effective and all AsiaSat Scheme Shares (including all Scheme Shares underlying ADSs) will be cancelled in exchange for the Share Offer Price, which will be HK$18.30, being approximately 14.4 per cent. higher than the Possible MGO Share Offer Price. In such circumstance, the substance of the obligations that would arise under the Possible MGO Share Offer will have been satisfied and it would therefore be redundant to despatch the formal offer documentation in respect of the Possible MGO Offers.

 In the event the Transfer completes prior to the Meetings an announcement will be made of the satisfaction of that condition. It is intended that the formal offer documentation will not be posted until after the Meetings in respect of the Possible MGO Offers have been held. If the requisite voting thresholds are obtained at the Meetings, the formal offer documentation in respect of the Possible MGO Offers will not be despatched. If the requisite voting thresholds are not obtained at the Meetings, the formal offer documentation will be posted. FOR THE AVOIDANCE OF DOUBT, THE FORMAL OFFER DOCUMENTATION IN RESPECT OF THE POSSIBLE MGO OFFERS WILL NOT BE DESPATCHED, IF AT ALL, UNTIL AFTER THE MEETINGS HAVE BEEN HELD.

 In the event that the Transfer completes but the Scheme is unsuccessful, the Possible MGO Offers would be made and it would be in respect of the Scheme Shares at the Possible MGO Share Offer Price and the Possible MGO Outstanding Options at the Possible MGO Option Offer Price. The Possible MGO Share Offer document, Possible MGO Option Offer letter and forms of acceptance in respect of the Possible MGO Offers would be despatched to AsiaSat Shareholders and AsiaSat Optionholders respectively following the failure or lapsing of the Scheme.

 Upon the completion of the Exchange Transaction, Bowenvale will be jointly indirectly owned by Able Star and affiliates of GE Equity. Upon the Scheme becoming effective, the Scheme Shares will be cancelled, the New Shares will be paid up and issued to the Offeror and AsiaSat will become wholly owned, directly or indirectly, by CITIC Group and GECC through the Offeror and Bowenvale.

 The Offeror will not increase any of the Offer Prices. Each of the Share Offer Price, the Option Offer Price, the Possible MGO Share Offer Price and the Possible MGO Option Offer Price represents the best and final offer price in respect of the Share Offer, the Option Offer, the Possible MGO Share Offer and the Possible MGO Option Offer respectively. AsiaSat Shareholders should be aware that, following the making of these statements, the Offeror will not be allowed to increase any of the Offer Prices, save in wholly exceptional circumstances, as provided in Rule 18.3 of the Code. Notwithstanding the above, the Offeror reserves the right not to be bound by these statements in the event of a competing offer and the improved offer is recommended by the Board.

 An Independent Board Committee, comprising all three independent non-executive directors of the Company, has been appointed to advise Independent Shareholders and Optionholders in respect of the Share Proposal and the Possible MGO Share Offer, and the Option Proposal, and the Possible MGO Option Offer respectively. All the non-executive directors of the Company (other than the members of the Independent Board Committee) were nominated by either CITIC Group or SES, and the Independent Board Committee therefore does not include the non-executive directors. The Independent Board Committee has yet to consider or evaluate the Proposals and the Possible MGO Offers. An independent financial adviser will be appointed by the Independent Board Committee to advise the Independent Board Committee in relation to the Proposals and the Possible MGO Offers. An announcement will be made by the Company once the appointment is made.

 The Scheme Document will be despatched to AsiaSat Shareholders and to Optionholders in due course and in compliance with the requirements of applicable laws and regulations. The ADS Depositary will arrange for the despatch of copies of the Scheme Document to ADS Holders. The Scheme Document will include, among other things, further details of the Proposals and the Scheme, the expected timetable, the recommendations of the Independent Board Committee in respect of the Proposals, a letter of advice from the independent financial adviser to the Independent Board Committee, an explanatory statement as required under the Companies Act, and notices of the Court Meeting and the Special General Meeting.

 The total amount of cash required for the Possible MGO Offers is approximately HK$1,947 million, assuming there is no change to the issued share capital of AsiaSat or the number of Options if and when the Possible MGO Offers are made as compared to the issued share capital of AsiaSat and the number of Options as at the Latest Practicable Date. The Possible MGO Offers will be financed from the existing resources of CITIC Group and GE Equity. The Offeror's financial adviser, Morgan Stanley, is satisfied that sufficient financial resources are and will be available to the Offeror for the implementation in full of the Possible MGO Offers.

 At the Company's request, trading in AsiaSat Shares on the Stock Exchange was suspended from 11.19 a.m. on 9 February 2007 (Hong Kong time) and trading in the ADSs on the NYSE was suspended on 9 February 2007. An application has been made by AsiaSat to the Stock Exchange for resumption of trading in AsiaSat Shares with effect from 9.30 a.m. on 14 February 2007 (Hong Kong time) and trading will resume in the ADSs with effect from commencement of the NYSE trading day on 14 February 2007.

 ASIASAT SHAREHOLDERS, ADS HOLDERS, OPTIONHOLDERS AND/OR POTENTIAL INVESTORS IN ASIASAT SHOULD BE AWARE THAT THE IMPLEMENTATION OF THE PROPOSALS AND THE IMPLEMENTATION OF THE POSSIBLE MGO OFFERS (IF ANY) ARE SUBJECT TO THE CONDITIONS SET OUT BELOW BEING FULFILLED OR WAIVED, AS APPLICABLE, AND THUS THE PROPOSALS MAY OR MAY NOT BECOME EFFECTIVE AND THE POSSIBLE MGO OFFERS MAY OR MAY NOT BE MADE. SUCH PERSONS ARE ALSO ADVISED THAT THE INDEPENDENT BOARD COMMITTEE HAS YET TO CONSIDER OR EVALUATE THE PROPOSALS AND THE POSSIBLE MGO OFFERS. SUCH PERSONS ARE ALSO ADVISED TO EXERCISE CAUTION WHEN DEALING IN ASIASAT SHARES, ADSS AND/OR OPTIONS.

===============================================================================

INTRODUCTION

On 13 February 2007, the Offeror requested the Board to put forward the Share Proposal (detailed below) to the Scheme Shareholders for cancellation of the Scheme Shares and issue of the New Shares to effect the privatisation of the Company by way of a scheme of arrangement under Section 99 of the Companies Act and informed the Board that it will in conjunction with the Share Proposal make the Option Proposal to Optionholders for the cancellation of Outstanding Options in exchange for cash. Having reviewed the Share Proposal, the Board has agreed to put the Share Proposal forward to the Scheme Shareholders. In addition to the Offeror's obligations under Rule 2.3 of the Takeovers Code, the direct expenses incurred by AsiaSat in connection with the Scheme of up to US$3 million (in addition to translation fees, and printing and publication expenses, which will be reimbursed by the Offeror to the Company in full and do not count towards the cap of US$3 million) will be borne by the Offeror in the event the Proposals do not become unconditional for any reason.

If approved, the Scheme will be binding on all Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Special General Meeting. The AsiaSat Shares held by Bowenvale will not form part of the Scheme Shares. Upon the completion of the Exchange Transaction, Bowenvale will be jointly owned by Able Star and affiliates of GE Equity. Upon the Scheme becoming effective, the Scheme Shares will be cancelled, the New Shares paid up and issued to the Offeror and AsiaSat will become wholly owned, directly or indirectly, by CITIC Group and GECC.

THE SHARE PROPOSAL AND THE OPTION PROPOSAL

THE PROPOSALS

The Proposals are proposed to be made on the following basis:

THE SHARE PROPOSAL
For each Scheme Share                                 HK$18.30 in cash
For each ADS                                          HK$183.00 in cash

THE OPTION PROPOSAL
For each Outstanding B Option                         HK$0.82 in cash
For each Outstanding C Option                         HK$3.95 in cash

THE SHARE PROPOSAL

The Share Proposal is to privatise the Company by way of the Scheme, to cancel all the Scheme Shares (including Scheme Shares underlying ADSs) which will result in a reduction of the issued share capital of the Company under Section 46 of the Companies Act and to issue the New Shares to the Offeror. In consideration for the cancellation, Scheme Shareholders will be entitled to receive the Share Offer Price, being HK$18.30 per Scheme Share, in cash.

As the ADSs are governed by the ADS Deposit Agreement and not Bermuda law, implementation of the Scheme will not result in and of itself in cancellation of the ADSs. Instead, upon the Scheme becoming effective, the Scheme Shares underlying ADSs will be cancelled along with all other Scheme Shares, and the cash received by the ADS Depositary (as registered owner of the Scheme Shares underlying the ADSs) upon cancellation of such Scheme Shares will be converted into U.S. dollars by the ADS Depositary and distributed (less a cancellation fee of US$0.05 per ADS and any expenses of the ADS Depositary in connection with currency conversions under the ADS Deposit Agreement) to the ADS Holders pro rata to their holdings upon surrender of their ADSs, in accordance with the provisions of the ADS Deposit Agreement.


COMPARISON OF VALUE

The Share Offer Price represents:

..    a premium  of  approximately  30.7 per cent.  over the  closing  price of
     HK$14.00 per AsiaSat Share as quoted on the Stock Exchange on the Pre-Suspension Date;

..    a premium  of  approximately  29.8 per cent.  over the  closing  price of
     HK$14.10 per AsiaSat Share as quoted on the Stock Exchange on the Suspension Date;

..    a  premium  of  approximately  32.2 per  cent.  over the  30-day  Average
     Pre-Announcement Price of HK$13.84 per AsiaSat Share;

..    a premium of approximately  22.0 per cent. over the highest closing price of approximately HK$15.00 per AsiaSat Share over the one year period prior to the date of this announcement;

..    an implied price to earnings  multiple of 19.5 times,  based on AsiaSat's reported basic earnings per AsiaSat share of HK0.94 cents for the year ended 31 December 2005;

..    a premium of approximately 74.0 per cent. to the audited consolidated net asset value per AsiaSat Share of approximately HK$10.52 as at 31 December 2005; and

..    a premium of 14.4 per cent. over the Possible MGO Share Offer Price.


THE OPTION PROPOSAL

In accordance with the terms of the Share Option Scheme, Optionholders are entitled to exercise their Options, which confer rights to subscribe for AsiaSat Shares at a price of HK$17.48 per Share in respect of B Options and HK$14.35 per Share in respect of C Options, in full or in part at any time from the date of the notice of the Court Meeting up to the Record Date. AsiaSat Shares issued upon exercise of the Options in accordance with the terms of the Share Option Scheme will form part of the Scheme Shares. Options which are not exercised in accordance with the terms of the Share Option Scheme and to the extent in relation to which the Option Proposal is not accepted will lapse.

Under the Option Proposal, the Offeror will offer to purchase Outstanding Options, for cancellation in exchange for HK$0.82 in cash for each Outstanding B Option, and HK$3.95 in cash for each Outstanding C Option subject to and conditional upon the Scheme becoming effective.

Further information on the Option Proposal will be set out in the Scheme Document and the Option Proposal will be made by or on behalf of the Offeror in a letter to Optionholders to be despatched on the same day as the Scheme Document.


TOTAL CONSIDERATION

On the basis of the Share Offer Price of HK$18.30 per Scheme Share and 390,265,500 AsiaSat Shares in issue, of which 121,360,500 were Scheme Shares as at the Latest Practicable Date, the Scheme Shares are valued at approximately HK$2,221 million.

Save for the Options, there are no outstanding options, warrants, derivatives or other securities issued by AsiaSat that carried a right to subscribe for or which are convertible into AsiaSat Shares. Assuming none of the Options is exercised prior to the Record Date in accordance with the terms of the Share Option Scheme and on the basis of the Option Offer Price of HK$0.82 per Outstanding B Option, and HK$3.95 per Outstanding C Option, the Option Proposal is valued at approximately HK$14 million. Assuming all Options are exercised in full by the Optionholders in accordance with the terms of the Share Option Scheme prior to the Record Date, no consideration will be payable under the Option Proposal, and the number of Scheme Shares will accordingly increase to 126,193,000.

The total amount of cash required to effect the Proposals is approximately HK$2,235 million if none of the Options is exercised prior to the Record Date. This amount would increase to an aggregate of approximately HK$2,309 million if all Options are exercised prior to the Record Date.


DIVIDENDS

If any dividend is declared by the Company after the date of this announcement and prior to the Scheme becoming effective, the amount of such dividend will be retained by AsiaSat Shareholders and deducted from the Share Offer Price.


CONFIRMATION OF FINANCIAL RESOURCES

The Proposals will be financed from the existing resources of CITIC Group and GE Equity. The Offeror's financial adviser, Morgan Stanley, is satisfied that sufficient financial resources are and will be available to the Offeror for the implementation in full of the Proposals.


CONDITIONS OF THE PROPOSALS

The Share Proposal will become effective and binding on the Company and all Scheme Shareholders subject to fulfilment or waiver (as applicable) of the following conditions:

(a) the approval by way of poll of the Scheme by a majority in number of the Scheme Shareholders representing not less than three-fourths in nominal value of the Scheme Shares, present and voting either in person or by proxy at the Court Meeting, provided that:

     (i) the Scheme is approved by at least 75 per cent. of the votes attaching to Scheme Shares held by Independent Shareholders that are cast either in person or by proxy at the Court Meeting; and

     (ii) the number of votes cast against the resolution to approve the Scheme at the Court Meeting is not more than 10 per cent. of the votes attaching to all Scheme Shares held by Independent Shareholders;

(b) the passing by AsiaSat Shareholders of a special resolution to approve and give effect to the Scheme (including the cancellation of the Scheme Shares and the reduction of the relevant portion of the issued share capital of the Company and the issue of the New Shares) by a majority of not less than three-fourths of the votes cast by the AsiaSat Shareholders present and voting in person or by proxy, at the Special General Meeting;

(c) the sanction of the Scheme (with or without modifications) by the Supreme Court and the delivery to the Registrar of Companies in Bermuda of a copy of the order of the Supreme Court for registration;

(d) the compliance with the procedural requirements of Section 46 of the Companies Act in relation to the reduction of the issued share capital of the Company;

(e) all other Authorisations in connection with the Share Proposal having been obtained from the Relevant Authorities in Bermuda, Hong Kong, the United States and other relevant jurisdictions;

(f) all Authorisations remaining in full force and effect without variation, and all necessary statutory or regulatory obligations in all relevant jurisdictions having been complied with and no requirement having been imposed by any Relevant Authorities which is not expressly provided for in these conditions, or is in addition to the requirements expressly so provided for, in relevant laws, rules, regulations or codes in connection with the Proposals or any matters, documents (including circulars) or things relating thereto, which is material in the context of the AsiaSat Group as a whole in each aforesaid case up to and at the time when the Scheme becomes effective;

(g) all necessary third party consents required under contractual obligations of AsiaSat which are material in the context of the AsiaSat Group as a whole having been obtained;

(h) a waiver from the Hong Kong Broadcasting Authority in respect of compliance with statements and representations regarding the legal and beneficial interests in the Licensees' voting control and shares set out in the Licensees' non-domestic television programme service licences issued by the Hong Kong Broadcasting Authority;

(i) confirmation from OFTA (in a form satisfactory to the Executive for the purposes of compliance with Note 4 to Rule 26.2 of the Takeovers Code) that the Proposals will not have, or be likely to have, the effect of substantially lessening competition in a telecommunications market in Hong Kong as referred to in Section 7P of the Telecommunications Ordinance;

(j) no governments, governmental, quasi-governmental, supranational, statutory or regulatory bodies or courts in any jurisdiction having instituted any action, proceedings, suit, investigation or enquiry or enacted or made and there not continuing to be outstanding any statute, regulation or order that would make the Share Proposal void, unenforceable or illegal or prohibit the implementation of the Share Proposal;

(k) none of the telecommunications licences held by the AsiaSat Group which are material in the context of the AsiaSat Group as a whole having been revoked by the OFTA when Conditions (f), (g), (h), (i) and (j) are satisfied;

(l)  completion of the Exchange Transaction; and

(m) since the date of this announcement, no event having occurred in relation to any satellite whether under construction or in service and owned and/or operated by any member of the AsiaSat Group (such as, without limitation, technical failure or launch failure, satellite defects, destruction and damage that may result in total or partial loss or incorrect orbital placement or prevent proper commercial operation) which has a material adverse effect on the business, assets, financial or trading position or prospects of the AsiaSat Group taken as a whole.

The Offeror  reserves  the right to waive  condition  (g) either in whole or in part in respect of any particular  matter.  In the event that conditions (e) or
(f) are not fulfilled by reason of an Authorisation not having been obtained, the Offeror reserves the right to assess the materiality of such non-fulfillment and to waive the fulfillment of such condition(s) to such extent where it considers appropriate. Conditions (a) to (d), and conditions
(j) and (l) cannot be waived in any event. The Offeror may only invoke condition (m) as a basis for not proceeding with the Share Proposal if the provisions of Note 2 to Rule 30.1 of the Takeovers Code are satisfied. Note 2 to Rule 30.1 of the Takeovers Code provides that an offeror should not invoke any condition (other than the acceptance condition) so as to cause the offer to lapse unless the circumstances which give rise to the right to invoke the condition are of material significance to the offeror in the context of the offer. The waiver or invoking by the Offeror of any condition in accordance with the terms of this paragraph shall not be subject to the Company's agreement, approval or consent. The Company has no right to waive any of the conditions.

All of the above conditions will have to be fulfilled or waived, as applicable, on or before 30 June 2007 (or such later date as the Offeror and the Company may agree or (to the extent applicable) as the Supreme Court may direct and as may be permitted by the Takeovers Code), failing which the Share Proposal will lapse. Any extension to such later date shall not be beyond 31 October 2007.

The Offeror reserves the right to implement the privatisation of AsiaSat by way of a general offer.

The implementation of the Option Proposal will be conditional upon the Share Proposal becoming effective.

SCHEME DOCUMENT

The Scheme Document containing, among other things, further details about the Proposals and the Scheme, the expected timetable, the recommendations of the Independent Board Committee in respect of the Proposals, the letter of advice from the independent financial adviser to the Independent Board Committee, an explanatory statement as required under the Companies Act, and notices of the Court Meeting and the Special General Meeting will be despatched to the AsiaSat Shareholders within 21 days from the publication of this announcement or as may be permitted by the Takeovers Code. A further announcement will be made regarding the expected timetable for the Proposals.

INFORMATION FOR ADS HOLDERS

As ADS Holders are not holders of record of Scheme Shares they do not have the right to vote at the Court Meeting, but may instruct the ADS Depositary to vote the Scheme Shares underlying their ADSs in accordance with the terms of the ADS Deposit Agreement. ADS Holders may also become holders of Scheme Shares by surrendering their ADSs and withdrawing Scheme Shares underlying such ADSs in accordance with the terms of the ADS Deposit Agreement provided they become holders of Scheme Shares not later than the voting Record Date specified for the Court Meeting. ADS Holders seeking to become holders of Scheme Shares are likely to incur cancellation fees and may incur taxes and other charges in connection with the surrender and withdrawal of ADSs.

RULE 13E-3 NOTICE

The Proposals will likely be deemed to constitute a "going private transaction" subject to the requirements of Rule 13e-3 under the Exchange Act. Disclosures complying with such requirements, including the Scheme Document and Schedule 13E-3, will be despatched to Scheme Shareholders and ADS Holders, at no cost to them, as may be required under the Exchange Act. Such disclosures will contain important information and the Scheme Shareholders and ADS Holders are urged to read the Scheme Document and the Schedule 13E-3 containing such disclosures carefully before casting any vote at (or providing any proxy in respect of) the Court Meeting.

The ADS Depositary will arrange for the despatch of copies of the Scheme Document and Schedule 13E-3 to ADS Holders. In addition, Scheme Shareholders and ADS Holders will be able to obtain free copies of the Scheme Document (and any supplements thereto) and Schedule 13E-3 at the website maintained by the SEC (http://www.sec.gov). The Offeror plans to seek relief from the SEC from certain requirements under the Exchange Act in connection with the implementation of the Proposals and the Possible MGO Offers.

PURCHASES OUTSIDE OF THE PROPOSALS OR THE POSSIBLE MGO OFFERS

You should be aware that the Offeror may purchase Scheme Shares other than through the Share Proposal or the Possible MGO Share Offer, including without limitation in open market purchases, to the extent permitted under the Takeovers Code and under the applicable laws and regulations of Hong Kong, Bermuda, the United States and other jurisdictions, including applicable exemptions from Rule 14e-5 under the Exchange Act. The Offeror plans to seek exemptive relief from the SEC to the extent such open market purchases, or any other purchases contemplated by the Proposals and the Possible MGO Offers, would otherwise be prohibited pursuant to the Exchange Act.


INFORMATION ON THE ASIASAT GROUP

The AsiaSat Group is engaged in the provision of satellite communication channel capacity and satellite services to broadcasting and telecommunications markets.


ASIASAT'S SHAREHOLDING STRUCTURE

As at the date of this announcement, there are 390,265,500 AsiaSat Shares in issue. The Offeror currently neither owns nor has control or direction over any voting rights or rights over AsiaSat Shares; however, so far as the Offeror is aware, the Offeror and parties acting in concert with it are beneficially interested in 268,905,000 AsiaSat Shares, representing approximately 68.9 per cent. of the issued share capital of the Company. The table below sets out the shareholding structure of the Company as at the date of this announcement and immediately after the Scheme becoming effective and the listing of AsiaSat Shares and the ADSs on the Stock Exchange and the NYSE (respectively) is withdrawn:

                                  -------------------------------       -----------------------------------------------------
                                          AS AT THE                     IMMEDIATELY AFTER THE SCHEME BECOMES EFFECTIVE AND
                                      LATEST PRACTICABLE                    THE LISTING OF ASIASAT SHARES ON THE STOCK
                                             DATE                            EXCHANGE AND ADSS ON THE NYSE IS WITHDRAWN

                                           NUMBER OF
                                      ASIASAT SHARES         %                     NUMBER OF ASIASAT SHARES          %
                                  -------------------------------       -----------------------------------------------------
The Offeror                                        0       0.0                                  121,360,500       31.1

Bowenvale                                268,905,000      68.9                                  268,905,000       68.9


THE OFFEROR AND PARTIES ACTING
IN CONCERT WITH THE OFFEROR              268,905,000      68.9                                  390,265,500      100.0

Scheme Shareholders (ALL OF THE
SCHEME SHAREHOLDERS ARE ALSO
INDEPENDENT SHAREHOLDERS)                121,360,500      31.1                                            0        0.0
                                       -------------   -------                                -------------     ------

TOTAL                                    390,265,500     100.0                                  390,265,500      100.0
                                       =============   =======                                =============     ======

AsiaSat has 1,630,000 B Options and 3,202,500 C Options as at the Latest Practicable Date. Each Option, on exercise, will entitle the Optionholder to be allotted one AsiaSat Share. As at the Latest Practicable Date, parties acting in concert with the Offeror held in aggregate 300,000 C Options. To the extent that any of the 300,000 Options held by parties acting in concert with the Offeror are exercised and converted into AsiaSat Shares prior to the Record Date, the AsiaSat Shares will form part of the Scheme Shares, but may not be voted at the Court Meeting. The table below sets out details of the Options as at the Latest Practicable Date:

OPTIONHOLDERS

                                                     ----------------------
                                                       NUMBER OF OPTIONS

                                                     B OPTIONS    C OPTIONS
                                                     ---------    ---------
BOWENVALE
DIRECTORS

Mi Zeng Xin (also a director of the Offeror)                --      100,000
Ju Wei Min (also a director of the Offeror)                 --       50,000
Ding Yu Cheng                                               --       50,000
Romain Bausch                                               --      100,000


Other employees of the Company, and directors
of the Company (other than those four directors
named above)                                         1,630,000    2,902,500

TOTAL                                                1,630,000    3,202,500

Save as disclosed above, there were no outstanding options, warrants, derivatives or other securities issued by AsiaSat that carried a right to subscribe for or which were convertible into AsiaSat Shares and no other director of AsiaSat had any interest in AsiaSat Shares, as at the Latest Practicable Date. Upon the Scheme becoming effective, the Company will be owned as to 31.1 per cent. by the Offeror and as to 68.9 per cent. by Bowenvale.

INDEPENDENT BOARD COMMITTEE

An Independent Board Committee, comprising all three independent non-executive directors of the Company, namely Chen Kwan Yiu Edward, Sze Tsai To Robert and James Watkins, has been established to advise Independent Shareholders in relation to the Proposals. The Independent Board Committee has yet to consider or evaluate the Proposals. All the non-executive directors of the Company were nominated by either CITIC Group or SES, and the Independent Board Committee does therefore not include the non-executive directors.

INDEPENDENT FINANCIAL ADVISER

An independent financial adviser will be appointed by the Independent Board Committee to advise the Independent Board Committee in relation to the Proposals. An announcement will be made by the Company once the appointment is made.

INFORMATION ON THE OFFEROR

The Offeror has been established for the purpose of effecting the Proposals and implementation of the Possible MGO Offers (if and when made) and has no other business activities. The Offeror is currently undergoing a change of name process to AsiaCo Acquisition Ltd.

The Offeror, incorporated in the British Virgin Islands on 19 December 2006, is a company owned (as to 50 per cent. voting interest) by Able Star, a wholly owned subsidiary of CITIC Group and (as to 50 per cent. voting interest) by GE Equity, a wholly owned subsidiary of GECC.

The directors of the Offeror are Mi Zeng Xin, Ronald J. Herman, Jr., Ju Wei Min, Ko Fai Wong, Nancy Ku and Mark Chen. Each of Mi Zeng Xin, Ju Wei Min and Ko Fai Wong is a nominated representative of Able Star and a director of Bowenvale while each of Ronald J. Herman, Jr., Nancy Ku and Mark Chen is a nominated representative of GE Equity and will, upon completion of the Transfer, become directors of Bowenvale. Mi Zeng Xin, Ju Wei Min and Ko Fai Wong are also non-executive directors of AsiaSat.

BACKGROUND TO, REASONS FOR AND BENEFITS OF THE PROPOSALS

Able Star and SES currently jointly own Bowenvale, which is interested in 68.9 per cent. of the AsiaSat Shares. In November 2006, GECC and SES negotiated an outline of the Exchange Transaction. The Transfer of SES's entire interest in Bowenvale to entities owned by GECC represents a small but integral part of the Exchange Transaction. The Exchange Transaction was entered into and structured as a package deal in order to achieve the business purposes of SES without negative U.S. tax consequences for GECC. Upon completion of the Exchange Transaction, Able Star and GE Equity will jointly own, through Bowenvale, 68.9 per cent. of the AsiaSat Shares.

The Executive is of the view that the Exchange Transaction would, on completion, result in the formation of a new concert group comprising Able Star and GE Equity which has statutory control of AsiaSat, thereby triggering a mandatory general offer obligation. Although Able Star and GE Equity do not agree with this view, Able Star and GE Equity would be prepared, in the event the Transfer is completed, to make the Possible MGO Offers.

If the Possible MGO Share Offer is made, it will be at the Possible MGO Share Offer Price.

Due to the persistent oversupply of transponder capacity and the slow introduction of new applications in the region, the Asia-Pacific satellite market remains very competitive. As a result, the Company's share price has not performed satisfactorily. In the three year period prior to the Announcement Date, the price of AsiaSat Shares decreased by 11.9 per cent. compared to an increase of 51.1 per cent. in the Hang Seng Index over the same period.

Given the overcapacity in the market, Able Star and GE Equity believe that the unsatisfactory share performance may continue. AsiaSat's dividend yield remains relatively low as the Company needs to preserve cash to endure competition in the market for commercial supply of satellite transponder capacity, to launch new satellites from time to time and to participate in potential acquisitions. Therefore, the earnings of AsiaSat will continue to be under pressure in the short to medium term. Able Star and GE Equity propose to effect a privatisation through the Scheme to enable AsiaSat to pursue development of business with greater flexibility, and to effect the privatisation at a price in excess of the Possible MGO Share Offer Price in order to give minority shareholders a premium price for their shares.

The Scheme provides an opportunity for AsiaSat Shareholders to exit and monetize their AsiaSat Shares at a significant premium to the current market price. This price represents a premium of approximately 30.7 per cent. over the closing price of HK$14.00 per AsiaSat Share on the Pre-Suspension Date, a premium of 29.8 per cent. over the closing price of HK$14.10 per AsiaSat Share on the Suspension Date, a premium of 32.2 per cent. over the 30-day Average Pre-Announcement Price, and 22.0 per cent. over the highest closing price during the year prior to the date of this announcement. The Scheme also provides Scheme Shareholders an opportunity to receive an offer price higher than the Possible MGO Share Offer Price. If the Exchange Transaction is completed but the Scheme is unsuccessful, the Possible MGO Offers would be made and the Scheme Shareholders would have the choice of accepting the Possible MGO Share Offer at a lower price per AsiaSat Share than the Share Offer Price.

The privatization would, if it completes, relieve AsiaSat of the heavy financial and administrative burden of dual listings on both the Stock Exchange and the NYSE. In particular, the listing on the NYSE has, in recent years, resulted in substantial recurrent professional fees and time costs, which are disproportionate to the benefits of maintaining such listing.

As a private company, AsiaSat management should have greater flexibility to focus on the development of business and marketing activities. This is particularly important given that AsiaSat is operating in a competitive market in which profitability is under pressure as a result of persistent overcapacity and the substantial investment required to construct and launch new satellites.

As at the date of this announcement, Bowenvale and parties acting in concert with it hold an aggregate beneficial ownership of approximately 68.9 per cent. of the issued share capital of AsiaSat. If any third party were to make a competing offer for the privatisation of AsiaSat, such competing offer would not succeed without the acceptance by Bowenvale and parties acting in concert with it. Bowenvale has no intention to accept any competing offer.

FUTURE INTENTIONS AND WITHDRAWAL OF LISTING OF ASIASAT SHARES

As soon as practicable after the Scheme becomes effective, the Company will apply to the Stock Exchange for the withdrawal of the listing of the AsiaSat Shares on the Stock Exchange pursuant to Rule 6.15 of the Listing Rules. Scheme Shareholders will be notified by way of a press announcement of the exact dates on which the Scheme and the withdrawal of the listing of the AsiaSat Shares on the Stock Exchange will become effective.

Upon the Scheme becoming effective, all Scheme Shares will be cancelled and share certificates for the Scheme Shares will cease to have effect as documents of evidence of title and should be returned to the Company for cancellation.

Upon the Scheme becoming effective and the Company becoming wholly owned by CITIC Group and GECC through the Offeror and Bowenvale, the Offeror intends to cause the Company to apply for de-listing of the ADSs from the NYSE. The Offeror may also seek to cause the Company to terminate the ADS Deposit Agreement. If the Scheme becomes effective, the Offeror intends to cause the Company to file a Form 15 with the SEC to request that the Company's reporting obligations under the Exchange Act be terminated or suspended, because the effectiveness of the Scheme will cause the number of holders of AsiaSat Shares in the United States to fall below 300 (calculated in accordance with Rule 12g3-2(a) under the Exchange Act).

INTENTIONS REGARDING ASIASAT

It is the intention of the Offeror to maintain the existing businesses of the AsiaSat Group upon successful privatisation of the Company. The Offeror does not intend to introduce any major changes to the existing operating and management structure of the AsiaSat Group, or to discontinue the employment of any employees of the AsiaSat Group, as a result of the implementation of the Proposals. The Offeror will, however, be solely responsible for the funding or procuring funding for the on-going requirements of the AsiaSat Group's business after the successful implementation of the Proposals. The Offeror also expects that there will be no material change to the existing business (such as business focus and operating mode) of the AsiaSat Group as a result of the implementation of the Proposals.

The Offeror intends to retain AsiaSat's existing senior management team to manage AsiaSat after completion of the Proposals.

INTERESTS OF THE OFFEROR AND ITS CONCERT PARTIES IN ASIASAT

As at the Latest Practicable Date, the Offeror and, so far as the Offeror is aware, parties acting or deemed to be acting in concert with it were beneficially interested in 268,905,000 AsiaSat Shares, representing approximately 68.9 per cent. of the issued share capital of the Company. AsiaSat Shares held by the Offeror and parties acting in concert with it will not, subject to the paragraphs below, form part of the Scheme Shares.

Mr Mi Zeng Xin and Mr Ju Wei Min, both being directors of the Offeror and Bowenvale, are interested in 100,000 and 50,000 AsiaSat Options respectively with an exercise price of HK$14.35. Mr Romain Bausch and Mr Ding Yu Cheng, both being directors of Bowenvale, are interested in 100,000 and 50,000 AsiaSat Options respectively with an exercise price of HK$14.35. To the extent that any of the 300,000 Options held by parties acting in concert with the Offeror are exercised and converted into AsiaSat Shares prior to the Record Date, the AsiaSat Shares will form part of the Scheme Shares, but may not be voted at the Court Meeting.

The  Offeror  and the  parties  acting in  concert  with it who hold any Scheme
Shares will abstain from voting at the Court Meeting but will vote or will procure the voting of their beneficial interests in AsiaSat in favour of the special resolutions to be proposed at the Special General Meeting of AsiaSat to approve and give effect to the cancellation of the Scheme Shares and the reduction of the relevant portion of the issued share capital of the Company. The Offeror will undertake to appear by counsel at the hearing of the petition to sanction the Scheme and to undertake to the Supreme Court to be bound thereby and to execute and do and procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed and done by the Offeror for the purposes of giving effect to the Scheme.

In the six months prior to the Latest Practicable Date, no dealings for value in AsiaSat Shares have taken place by the Offeror and, so far as the Offeror is aware, persons who are or are deemed to be acting in concert with the Offeror.

SUSPENSION AND RESUMPTION OF TRADING

At the Company's request, trading in AsiaSat Shares on the Stock Exchange was suspended from 11.19 a.m. on 9 February 2007 (Hong Kong time) and trading in the ADSs on the NYSE was suspended on 9 February 2007. An application has been made by AsiaSat to the Stock Exchange for resumption of trading in AsiaSat Shares with effect from 9.30 a.m. on 14 February 2007 (Hong Kong time) and trading will resume in the ADSs with effect from commencement of the NYSE trading day on 14 February 2007.

EXCHANGE TRANSACTION

The Executive raised a concern that the Exchange Transaction, when considered in conjunction with a general offer for the Company, could potentially give rise to a special deal prohibited under Rule 25 of the Code, if certain elements of the Exchange Transaction, other than the Transfer, represent favourable conditions that are not extended to all shareholders of the Company.

Each of GECC and SES had separate discussions with the Executive to clarify the relevant aspects and background of the Exchange Transaction, including the reasons why it was structured as a package deal and why the Bowenvale shares were included.

SES has indicated that its business purposes for engaging in the Exchange Transaction are (i) to remove the "overhang" effect on the trading market for its shares; and (ii) to restructure and optimize its newly acquired business assets and its portfolio of shareholdings in satellite system owners and operators and to refocus its satellite service activities to match its intended market positioning, in a single transaction. The Exchange Transaction was structured to achieve these business purposes in a manner that is tax-efficient for GECC. The completion of the Exchange Transaction is subject to certain conditions.

Following such discussions and upon examining the details of the Exchange Transaction, the Executive was satisfied that the Exchange Transaction has no favourable conditions attached to any part of the Exchange Transaction and therefore, does not give rise to a special deal prohibited under Rule 25.

CASH PAYMENT TO CITIC GROUP
In consideration of CITIC Group agreeing to terminate, with respect to SES the shareholders' agreement dated 10 December 1998, as amended, between, among others, CITIC Group and SES in respect of Bowenvale, and releasing the SES parties from their obligations under and liabilities pursuant to that shareholders' agreement, CITIC Group will receive a cash payment of HK$100 million from SES or any of its subsidiaries. Such cash payment will be made directly by SES (or the relevant subsidiary) to CITIC Group upon completion of the Exchange Transaction.

POSSIBLE MANDATORY GENERAL OFFERS

GECC and SES have agreed to pursue the Exchange Transaction, which involves the redemption by SES of GECC's entire shareholding (of approximately 19 per cent.) in SES in exchange for stock of a newly incorporated company that will own a number of assets. Among these assets is SES's entire interest in Bowenvale which SES will transfer to such newly incorporated company. Bowenvale holds approximately 68.9 per cent. of the issued ordinary shares of the Company.

The Executive has taken the view that the current proposed acquisition (indirectly through the acquisition of the newly incorporated company's shares) by GECC of SES's entire shareholding in Bowenvale would, on completion, result in the formation of a new concert group which has statutory control of Bowenvale, thereby triggering a mandatory general offer obligation. Whilst the view taken by Able Star and GE Equity is different from that of the Executive, Able Star and GE Equity agreed that they would be prepared, in the event the Transfer proceeds to completion, to make a mandatory general offer for all the shares in the Company not owned by Bowenvale or parties acting in concert with it. Accordingly, the Possible MGO Offers are being announced now simultaneously with the announcement of the Proposals.

If the Possible MGO Share Offer is made, it will be made at the Possible MGO Share Offer Price, payable in cash. The Possible MGO Share Offer Price is HK$16.00 compared to the Share Offer Price of HK$18.30. As Bowenvale already holds approximately 68.9 per cent. of the issued share capital of the Company, the Possible MGO Share Offer, if and when made, will not be subject to any condition.

It is envisaged that where the Transfer completes and all the other conditions to the Proposals are either satisfied or waived, the Scheme will become effective and all Scheme Shares will be acquired by the Offeror at the Share Offer Price, which will be HK$18.30, being approximately 14.4 per cent. higher than the Possible MGO Share Offer Price. In such circumstance, the substance of the obligations that would arise under the Possible MGO Offers will have been satisfied and it would therefore be redundant to despatch the formal offer documentation in respect of the Possible MGO Offers.

In the event the Transfer completes prior to the Meetings an announcement will be made of the satisfaction of that condition. It is intended that the formal offer documentation will not be posted until after the Meetings being held. If the requisite voting thresholds are obtained at the Meetings, the formal offer documentation in respect of the Possible MGO Offers will not be despatched. If the requisite voting thresholds are not obtained at the Meetings, the formal offer documentation will be posted. An application under Rule 8.2 of the Takeovers Code will be made by the Offeror to extend the posting date in respect of the Possible MGO Offers documentation.

In the event that the Transfer completes but the Scheme is unsuccessful, the Possible MGO Share Offer document, Possible MGO Option Offer letter and forms of acceptance in respect of the Possible MGO Offers would be despatched to AsiaSat Shareholders and AsiaSat Optionholders respectively following the failure or lapsing of the Scheme.

AsiaSat Shareholders should be aware that if Scheme Shareholders vote in favour of the Scheme, the Supreme Court sanctions the Scheme and the order of the Supreme Court sanctioning the Scheme is filed with the Registrar of Companies in Bermuda, the Scheme will be binding on all Scheme Shareholders, including those that would not have voted in favour of the Scheme. In this event, there will not be a choice for the Offeror to pay the MGO Share Offer Price and the Share Offer Price will have to be paid.

If the Possible MGO Offers are required to be made, they would be made in compliance with the applicable requirements of the Exchange Act, as well as in accordance with the terms of any relief from the SEC that may be obtained in connection with the Proposals and the Possible MGO Offers.


THE POSSIBLE MGO OFFERS

The Possible MGO Offers, if and when made, will be made on the following basis:

For each Possible MGO Offer Share                    HK$16.00 in cash
For each Possible MGO Offer ADS                      HK$160.00 in cash

For each B Option                                    HK$0.01 in cash
For each C Option                                    HK$1.65 in cash

COMPARISON OF VALUE

The Possible MGO Share Offer Price represents:

..    a premium  of  approximately  14.3 per  cent.  over the  closing  price of
     HK$14.00 per AsiaSat Share as quoted on the Stock Exchange on the Pre-Suspension Date;

..    a premium  of  approximately  13.5 per  cent.  over the  closing  price of
     HK$14.10 per AsiaSat Share as quoted on the Stock Exchange on the Suspension Date;

..    a  premium  of  approximately  15.6  per  cent.  over the  30-day  Average
     Pre-announcement Price of HK$13.84 per AsiaSat Share, respectively;

..    a premium of approximately 6.7 per cent. over the highest closing price of approximately HK$15.00 per AsiaSat Share over the one-year period prior to the date of this announcement;

..    an implied  price to earnings  multiple of 17.0 times,  based on AsiaSat's reported basic earnings per share of HK0.94 cents for the year ended 31 December 2005; and

..    a premium of approximately 52.1 per cent. to the audited  consolidated net asset value per AsiaSat Share of approximately HK$10.52 as at 31 December 2005.

THE POSSIBLE MGO OPTION OFFER

In accordance with the terms of the Share Option Scheme, Optionholders are entitled to exercise their Options, which confer rights to subscribe for AsiaSat Shares at a price HK$17.48 per Share in respect of B Options and HK$14.35 per Share in respect of C Options, in full or in part at any time from the despatch of the Possible MGO Offers documentation up to the date of closing of the Possible MGO Offers. AsiaSat Shares issued upon exercise of the Options in accordance with the terms of the Share Option Scheme will form part of the Possible MGO Offer Shares. Options which are not exercised in accordance with the terms of the Share Option Scheme and to the extent in relation to which the Possible MGO Option Offer is not accepted will lapse.

Under the Possible MGO Option Offer, the Offeror will offer to purchase Options, for cancellation in exchange for HK$0.01 in cash for each B Option and HK$1.65 in cash for each Outstanding C Option. Further information on the Possible MGO Options Offer will be set out in the formal offer document to be issued in respect of the Possible MGO Share Offer (if and when made) and the Possible MGO Option Offer will be made by or on behalf of the Offeror in a letter to Optionholders to be despatched on the same day as such formal offer document.

TOTAL CONSIDERATION

On the basis of the Possible MGO Share Offer Price of HK$16.00 per Possible MGO Offer Share and 390,265,500 AsiaSat Shares being in issue at the time the Possible MGO Share Offer is made (if made) and assuming there is no change to the issued share capital of AsiaSat as compared to the Latest Practicable Date and the closing of the Possible MGO Offers, the Possible MGO Shares are valued at approximately HK$1,942 million.

Save for the Options, there are no outstanding options, warrants, derivatives or other securities issued by AsiaSat that carried a right to subscribe for or which are convertible into AsiaSat Shares. Assuming none of the Options is exercised prior to the closing of the Possible MGO Offers in accordance with the terms of the Share Option Scheme and on the basis of the Possible MGO
Option Offer Price of HK$0.01 per B Option and HK$1.65 per C Option, the Possible MGO Option Offer is valued at approximately HK$5 million. Assuming all Options are exercised in full by the Optionholders in accordance with the terms of the Share Option Scheme prior to the closing of the Possible MGO Offers, no consideration will be payable under the Possible MGO Option Offer, and the number of Possible MGO Shares will accordingly increase.

The total amount of cash required to effect the Possible MGO Offers is approximately HK$1,947 million if none of the Options is exercised prior to the closing of the Possible MGO Offers. This amount would increase to an aggregate of approximately HK$2,019 million if all Options are exercised prior to the closing of the Possible MGO Offers.

EFFECT OF ACCEPTING THE POSSIBLE MGO OFFER

By accepting the Possible MGO Offer, AsiaSat Shareholders will sell to the Offeror AsiaSat Shares free from all rights of pre-emption, options, claims, equities, liens, charges, encumbrances and any third party rights or interests of any nature whatsoever and together with all rights, benefits and entitlements attaching to them, including the right to receive all dividends, rights and distributions declared, paid or made on or after the date of this announcement. If any dividend is declared by the Company after the date of this announcement and prior to the closing of the Possible MGO Offer, the amount of such dividend will be retained by AsiaSat Shareholders and deducted from the Possible MGO Share Offer Price.

CONFIRMATION OF FINANCIAL RESOURCES

The Possible MGO and the Possible MGO Option Offer will be financed from the existing resources of CITIC Group and GE Equity. The Offeror's financial adviser, Morgan Stanley, is satisfied that sufficient financial resources are and will be available to the Offeror for the implementation of the Possible MGO Share Offer and the Possible MGO Option Offer.

PUBLIC FLOAT AND COMPULSORY ACQUISITION

AsiaSat Shareholders should be aware that, in the event the AsiaSat Shares held by the public represent less than 25 per cent. of the issued AsiaSat Shares, trading in the AsiaSat Shares may be suspended. It should be noted that if the Possible MGO Offers are made and close, there may be insufficient public float in AsiaSat Shares and therefore, trading in AsiaSat Shares may be suspended until the prescribed level of public float is attained.

If the Possible MGO Share Offer is made and sufficient acceptances of the Possible MGO Share Offer are received, it is the intention of the Offeror to make use of the compulsory acquisition provisions of the Companies Act. In the event the compulsory acquisition thresholds are attained, subject to compliance with the applicable provisions of the Takeovers Code and the Listing Rules, the listing of AsiaSat Shares will be withdrawn from the Stock Exchange and the Offeror intends to cause the Company to apply for de-listing of the ADSs from the NYSE.

Rule 2.11 of the Takeovers Code states that, except with the consent of the Executive, where any person seeks to acquire or privatise a company by means of an offer and the use of compulsory acquisition rights, such rights may only be exercised if, in addition to satisfying any requirements imposed by law, acceptances of the offer and purchases, in each case of the disinterested shares, made by the Offeror and persons acting in concert with it during the period of four months after the posting of the initial offer document total 90 per cent. of the disinterested shares.

OVERSEAS SHAREHOLDERS AND OVERSEAS OPTIONHOLDERS GENERALLY

The making of the Share  Proposal and the Possible MGO Share Offer (if and when made) to Scheme Shareholders, and the making of the Option Proposal and the Possible MGO Option Offer (if and when made) to Optionholders, respectively, who are not resident in Hong Kong, may be subject to the laws of the relevant jurisdictions in which such Scheme Shareholders and Optionholders are located. Such Scheme Shareholders and Optionholders should inform themselves about and observe any applicable legal and regulatory requirements. It is the responsibility of any overseas Scheme Shareholder wishing to accept the Share Proposal or the Possible MGO Share Offer (if and when made), and any overseas Optionholder wishing to accept the Option Proposal or the Possible MGO Option Offer (if and when made) to satisfy itself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction.

PRECAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This announcement includes certain "forward-looking statements". These statements are based on the current expectations of the management of AsiaSat and the Offeror and are naturally subject to uncertainty and changes in circumstances. The forward-looking statements contained herein include statements about the expected effects on the Offeror of the Proposals and the Possible MGO Offers, the expected timing and scope of the Proposals and the Possible MGO Offers, and all other statements in this announcement other than historical facts. Forward-looking statements include, without limitation, statements typically containing words such as "intends", "expects", "anticipates", "targets", "estimates", "envisages" and words of similar import. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the satisfaction of the conditions to the Proposals and the Possible MGO Offers, as well as additional factors, such as changes in economic conditions, changes in the level of capital investment, success of business and operating initiatives and restructuring objectives, costs associated with research and development, changes in the prospects for products in the research and development pipeline of the Offeror or AsiaSat, customers' strategies and stability, changes in the regulatory environment, fluctuations in interest and exchange rates, the outcome of litigation, government actions and natural phenomena such as floods, earthquakes and hurricanes. Other unknown or unpredictable factors could cause actual results to differ materially from those in the forward-looking statements.

This announcement is for informational purposes only and does not constitute an offer to sell or an invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the Share Proposal, the Option Proposal or otherwise. This announcement also does not constitute a Solicitation/Recommendation Statement under the rules and regulations of the SEC. The Possible MGO Offers, if and when made, would be made solely by means of a Possible MGO Share Offer disclosure document and the forms of acceptance accompanying such disclosure document, which will contain the full terms and conditions of the Possible MGO Offers, including details of how the Possible MGO Offers may be accepted. Those documents will be made available by the Offeror to all Scheme Shareholders and ADS Holders at no cost to them. In addition, Scheme Shareholders and ADS Holders would be able to obtain a free copy of those documents (if and when they become available) at the website maintained by the SEC (http://www.sec.gov). If and when the Possible MGO Offers are made, then the Offeror would file with the SEC the documents that are required under the Exchange Act. Scheme Shareholders and ADS Holders are advised and urged to read these documents if and when they become available because they would contain important information.

DISCLOSURE OF DEALINGS

In accordance with Rule 3.8 of the Takeovers Code, reproduced below is the full text of Note 11 to Rule 22 of the Takeovers Code:

"Responsibilities of stockbrokers, banks and other intermediaries

Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7 day period is less than HK$1 million.

This dispensation does not alter the obligations of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.

Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation."

WARNING

ASIASAT SHAREHOLDERS, ADS HOLDERS, OPTIONHOLDERS AND/OR POTENTIAL INVESTORS IN ASIASAT SHOULD BE AWARE THAT THE IMPLEMENTATION OF THE PROPOSALS (INCLUDING THE SCHEME) AND THE IMPLEMENTATION OF THE POSSIBLE MGO OFFERS (IF ANY) ARE SUBJECT TO THE CONDITIONS AS SET OUT ABOVE BEING FULFILLED OR WAIVED, AS APPLICABLE, AND THUS THE PROPOSALS MAY OR MAY NOT BECOME EFFECTIVE AND THE POSSIBLE MGO OFFERS MAY OR MAY NOT BE MADE. SUCH PERSONS ARE ALSO ADVISED THAT THE INDEPENDENT BOARD COMMITTEE HAS YET TO CONSIDER OR EVALUATE THE PROPOSALS. SUCH PERSONS ARE ALSO ADVISED TO EXERCISE CAUTION WHEN DEALING IN ASIASAT SHARES AND/OR OPTIONS.

THE OFFEROR AND ASIASAT HEREBY REMIND THEIR RESPECTIVE ASSOCIATES OF THE DEALING RESTRICTIONS UNDER THE TAKEOVERS CODE AND TO DISCLOSE THEIR PERMITTED DEALINGS, IF ANY, IN ANY SECURITIES OF ASIASAT.

DEFINITIONS

In this announcement, the following expressions have the meanings set out below unless the context requires otherwise.

"30-day  Average  Pre-Announcement   HK$13.84  per  AsiaSat  Share,  being  the
average-closing price of AsiaSat Shares as Price" quoted on the Stock Exchange over the 30 full trading days prior to the date of this announcement

"acting in concert"     has the meaning given to it in the  Takeovers  Code and
                        "concert party" or "concert parties" shall be construed accordingly

"ADS(s)"                American   depositary   share(s),   each   representing
                        ownership of ten AsiaSat Shares, which are listed on the NYSE

"ADS Deposit            the Amended and Restated Deposit Agreement, dated as of
Agreement"              28 September 2001 among AsiaSat, the ADS Depositary and
                        holders from time to time of ADSs, governing the ADSs

"ADS Depositary"        The  Bank of New  York,  as  depositary  under  the ADS
                        Deposit Agreement

"ADS Holders"           holders of ADSs

"AsiaSat" or the        Asia Satellite  Telecommunications  Holdings Limited, a
"Company"               company incorporated in Bermuda with limited liability,
                        whose ordinary shares are listed on the Stock Exchange and in the form of ADSs on the NYSE

"AsiaSat Group"         AsiaSat and its subsidiaries

"AsiaSat Share(s)"      share(s) of HK$0.10 each in the issued share capital of
                        the Company

"AsiaSat Shareholders"  registered holders of AsiaSat Shares

"associate(s)"          has the meaning given to it in the Takeovers Code

"Authorisations"        all necessary authorisations,  registrations,  filings,
                        rulings, consents, permissions, approvals, waivers or exemptions required from any Relevant Authorities or other third parties which are necessary in connection with the Share Proposal or for the implementation of the Scheme

"Board"                 the board of directors of the Company

"Bowenvale"             Bowenvale  Limited,  a  company   incorporated  in  the
                        British Virgin Islands with limited liability and which is currently jointly indirectly owned by CITIC Group and SES and which, on completion of the Transfer, will be jointly and indirectly owned by CITIC Group and GECC

"Business Day"          a day on  which  the  Stock  Exchange  is open  for the
                        business of dealing in securities

"CITIC Group"           CITIC Group,  an  enterprise  established  and existing
                        under the laws of the PRC

"Companies Act"         the Companies Act 1981 of Bermuda (as amended)

"Court Meeting"         a meeting of the Scheme  Shareholders to be convened at
                        the direction of the Supreme Court at which the Scheme will be voted upon

"Exchange Act"          U.S.  Securities  Exchange  Act of  1934,  as  amended,
                        including the related rules and regulations promulgated under it

"Exchange Rate"         as to any  day,  the noon  buying  rates in New York in
                        U.S. dollars for cable transfers payable in HK$ as certified by the Federal Reserve Bank of New York

"Exchange Transaction"  the proposed redemption by SES of GECC's entire holding of SES shares (of approximately 19 per cent. of the issued share capital of SES) in exchange for shares of a new company holding a number of assets, including SES's entire interest in Bowenvale

"Executive"             the  Executive   Director  of  the  Corporate   Finance
                        Division of the Securities and Futures Commission or any of his delegates

"GE Equity"             GE Capital  Equity  Investments,  Inc.,  a wholly owned
                        subsidiary of GECC

"GECC"                  General Electric Capital Corporation

"HK$"                   Hong Kong dollar(s), the lawful currency of Hong Kong

"Hong Kong"             the Hong Kong Special Administrative Region of the PRC

"Independent Board      the   independent   board   committee  of  the  Company
Committee"              established for the purpose of advising the Independent
                        Shareholders  in  relation  to the Share  Proposal  and
                        Optionholders in relation to the Option Proposal and in
                        relation  to the  Possible  MGO Offers  (if made),  and
                        comprising   the   three   independent    non-executive
                        directors of the  Company,  being Chen Kwan Yiu Edward,
                        Sze Tsai To Robert and James Watkins

"Independent            for the  purpose of the Scheme,  AsiaSat  Shareholders,
Shareholders"           other than Bowenvale

"Latest Practicable     12 February 2007, being the latest practicable date for
Date"                   obtaining   certain   information   contained  in  this
                        announcement

"Licensees"             Auspicious   Colour  Limited  and  Skywave  TV  Company
                        Limited being companies incorporated in Hong Kong, indirect subsidiaries of the Company and holders of non domestic television programme service licenses granted by the Hong Kong Broadcasting Authority

"Listing Rules"         the Rules  Governing  the Listing of  Securities on the
                        Stock Exchange

"Meetings"              the Court Meeting and the Special General Meeting

"Morgan Stanley"        Morgan  Stanley  Dean  Witter Asia  Limited,  a company
                        incorporated in Hong Kong, which is licensed for Type 1
                        regulated  activity  (dealing  in  securities),  Type 4
                        regulated  activity  (advising on  securities),  Type 5
                        regulated  activity  (advising  on futures  contracts),
                        Type  6  regulated   activity  (advising  on  corporate
                        finance)  and  Type  7  regulated  activity  (providing
                        automated   services)  under  the  SFO,  and  financial
                        adviser to the Offeror

"New Shares"            new AsiaSat Shares to be issued to the Offeror pursuant
                        to the Scheme, and being the same in number as the number of Scheme Shares

"NYSE"                  the New York Stock Exchange

"Offer Prices"          means the Share Offer  Price,  the Option  Offer Price,
                        the Possible MGO Share Offer Price and the Possible MGO
                        Option Offer Price

"Offeror"               a company currently named Modernday Limited  (currently
                        undergoing  a change of name process to be named AsiaCo
                        Acquisition  Ltd.),  incorporated in the British Virgin
                        Islands with limited  liability and  registered  number
                        1373477, and owned by Able Star and GE Equity

"OFTA"                  the  Hong  Kong   Office   of  the   Telecommunications
                        Authority

"B Option(s)"           tranche B options granted under the Share Option Scheme
                        and  outstanding   (being,  as  at  the  date  of  this
                        announcement, 1,630,000 B Options conferring rights to subscribe for 1,630,000 AsiaSat Shares at a price of HK$17.48 per Share)

"C Option(s)"           tranche C options granted under the Share Option Scheme
                        and  outstanding   (being,  as  at  the  date  of  this
                        announcement, 3,202,500 C Options conferring rights to subscribe for 3,202,500 AsiaSat Shares at a price of HK$14.35 per Share)

"Option(s)"             B Options and C Options

"Option Offer Price"    HK$0.82 per B Option,  and  HK$3.95  per C Option,  the
                        cancellation price payable in cash by the Offeror to the Optionholders pursuant to the Option Proposal

"Option Proposal"       the proposal to  Optionholders  for cancellation of all
                        Outstanding  Options  in  conjunction  with the  Scheme

"Optionholders"         holder(s) of one or more Options

"Outstanding B          B Options not exercised as at the Record Date
B Options"

"Outstanding            C Options not exercised as at the Record Date
C Options"

"Outstanding Options"   Options not exercised as at the Record Date

"Possible               the  Possible  MGO  Share  Offer and the  Possible  MGO
MGO Offers"             Option Offer

"Possible MGO           HK$0.01 per B Option,  and  HK$1.65  per C Option,  the
Option Offer Price"     cancellation  price  payable in cash by the  Offeror to
                        the  Optionholders  pursuant to the Possible MGO Option
                        Proposal

"Possible MGO           the  offer to  Optionholders  for  cancellation  of all
Option Offer"           Options  pursuant to the  Possible  MGO Share Offer (if
                        made)

"Possible MGO           the general offer by the Offeror for AsiaSat Shares not
Sahre Offer"            held by the Offeror and parties  acting in concert with
                        it, to be made upon completion of the Transfer

"Possible MGO Share     HK$16.00 per Possible MGO Share
Offer Price"

"Possible MGO Shares"   AsiaSat  Shares  other than  shares held by the Offeror
                        and its concert parties

"PRC"                   the People's Republic of China

"Pre-Suspension         8 February 2007, the last full trading day prior to the
Date"                   suspension of AsiaSat Shares

"Proposals"             the Share Proposal and the Option Proposal


"Record Date"           two Business Days prior to the day of the Court Meeting
                        and the Special General Meeting

"Relevant               relevant   governments  and/or   governmental   bodies,
Authorities"            regulatory bodies, courts or institutions

"Scheme" a scheme of arrangement under Section 99 of the Companies Act to cancel all the Scheme Shares and to issue the New Shares to the Offeror

"Scheme Document"       the  document to be issued to all AsiaSat  Shareholders
                        containing,  among other things, further details of the
                        Proposals and the Scheme,  the  recommendations  of the
                        Independent   Board   Committee   in   respect  of  the
                        Proposals,  the letter of advice  from the  independent
                        financial  adviser to the Independent  Board Committee,
                        an   explanatory   statement  as  required   under  the
                        Companies Act, the expected timetable, and the notices convening the Court Meeting and the Special General
                        Meeting

"Scheme Share(s)"       AsiaSat Share(s) held by the Scheme Shareholders

"Scheme
Shareholder(s)"         AsiaSat Shareholder(s) other than Bowenvale

"SES" SES S.A. (previously SES Global S.A., before a name change in December 2006), a company incorporated in the Grand Duchy of Luxembourg and whose shares are listed on the Luxembourg Stock Exchange and Euronext

"SEC"                   the US Securities and Exchange Commission

"SFO" the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong)


"Share Offer Price"     HK$18.30  per  Scheme  Share,  the  cancellation  price
                        payable   in  cash  by  the   Offeror   to  the  Scheme
                        Shareholders under the Scheme as proposed as part of the Share Proposal

"Share Option Scheme"   the Share  Option  Scheme  adopted by the Company on 25
                        January 2002 and as it may from time to time be amended or supplemented

"Share Proposal"        the   proposal   to   Scheme   Shareholders   for   the
                        cancellation of all Scheme Shares (including the ADSs) and for the issue of the New Shares to the Offeror pursuant to the Scheme

"Special General        the special  general  meeting of the Company to be held
Meeting"                to  consider  and  approve,  among other  matters,  the
                        Scheme (including the capital reduction arising as a result of the Scheme and the issue of the New Shares to the Offeror) or any adjournment thereof

"Stock Exchange"        The Stock Exchange of Hong Kong Limited

"Supreme Court"         the Supreme Court of Bermuda

"Suspension Date"       9 February  2007, the date on which AsiaSat Shares were
                        suspended from trading

"Takeovers Code"        the Hong Kong Code on Takeovers and Mergers


"Telecommunications     the Telecommunications  Ordinance (Chapter 106) of Hong
Ordinance"              Kong

"Transfer"              the  transfer of the whole of the legal and  beneficial
                        ownership of shares in Bowenvale held indirectly by SES to companies which are wholly indirectly owned by GECC

"United States"         the  United  States of  America,  its  territories  and
                        possessions, any State of the United States of America and the District of Columbia, and all other areas subject to its jurisdiction

"US$" or "U.S.          United  States  dollar(s),  the lawful  currency of the
dollars"                United States

FOR THE PURPOSE OF THIS ANNOUNCEMENT, AMOUNTS IN US$ HAVE BEEN CONVERTED AT A HK$/US$ EXCHANGE RATE OF US$1.00:HK$7.81360, WHICH WAS THE EXCHANGE RATE ON THE LATEST PRACTICABLE DATE.


   By order of the board of directors                   By order of the Board

                                                   ASIA SATELLITE TELECOMMUNICATIONS
             MODERNDAY LIMITED                              HOLDINGS LIMITED


   MI ZENG XIN AND RONALD J. HERMAN, JR.                      PETER JACKSON
   -------------------------------------           ----------------------------------
                 DIRECTORS                               CHIEF EXECUTIVE OFFICER

Hong Kong, 13 February 2007

AS AT THE DATE OF THIS ANNOUNCEMENT, THE BOARD OF DIRECTORS OF THE OFFEROR COMPRISES MI ZENG XIN, RONALD J. HERMAN, JR., JU WEI MIN, KO FAI WONG, NANCY KU AND MARK CHEN.

THE DIRECTORS OF THE OFFEROR JOINTLY AND SEVERALLY ACCEPT FULL RESPONSIBILITY FOR THE ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT (OTHER THAN THAT RELATING TO THE ASIASAT GROUP) AND CONFIRM, HAVING MADE ALL REASONABLE ENQUIRIES, THAT TO THE BEST OF THEIR KNOWLEDGE, OPINIONS EXPRESSED IN THIS ANNOUNCEMENT (OTHER THAN AS SPECIFIED ABOVE) HAVE BEEN ARRIVED AT AFTER DUE AND CAREFUL CONSIDERATION AND THERE ARE NO FACTS (OTHER THAN THOSE RELATING TO THE ASIASAT GROUP) NOT CONTAINED IN THIS ANNOUNCEMENT, THE OMISSION OF WHICH WOULD MAKE ANY STATEMENTS IN THIS ANNOUNCEMENT MISLEADING.

AS AT THE DATE OF THIS ANNOUNCEMENT, THE ASIASAT BOARD COMPRISES PETER JACKSON AND WILLIAM WADE AS EXECUTIVE DIRECTORS, MI ZENG XING, ROMAIN BAUSCH, CYNTHIA DICKINS, DING YU CHENG, MARK RIGOLLE, JU WEI MIN AND KO FAI WONG AS NON-EXECUTIVE DIRECTORS, AND CHEN KWAN YIU EDWARD, SZE TSAI TO ROBERT AND JAMES WATKINS AS INDEPENDENT NON-EXECUTIVE DIRECTORS.

THE DIRECTORS OF ASIASAT JOINTLY AND SEVERALLY ACCEPT FULL RESPONSIBILITY FOR THE ACCURACY OF THE INFORMATION CONTAINED IN THIS ANNOUNCEMENT (IN RELATION TO THE INFORMATION RELATING TO THE ASIASAT GROUP ONLY) AND CONFIRM, HAVING MADE ALL REASONABLE ENQUIRIES, THAT TO THE BEST OF THEIR KNOWLEDGE, OPINIONS EXPRESSED IN THIS ANNOUNCEMENT (OTHER THAN AS SPECIFIED ABOVE) HAVE BEEN ARRIVED AT AFTER DUE AND CAREFUL CONSIDERATION AND THERE ARE NO FACTS (IN RELATION TO THE INFORMATION RELATING TO THE ASIASAT GROUP ONLY) NOT CONTAINED IN THIS ANNOUNCEMENT, THE OMISSION OF WHICH WOULD MAKE ANY STATEMENTS IN THIS ANNOUNCEMENT MISLEADING.